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                                                                       EXHIBIT 8

                        BP AMOCO p.l.c. AND SUBSIDIARIES


                                  SUBSIDIARIES



             A list of Company's subsidiaries is provided under the heading Item 4 -- Information on the Company -- Organizational Structure.

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